UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2013

VENTRUS BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 30, 2013, we entered into two underwriting agreements with William Blair & Company, L.L.C., as the sole book-running manager (the “Underwriter”) for separate, concurrent offerings of our securities, which together are expected to result in net proceeds to the Company of $20 million.

The first underwriting agreement relates to the public offering and sale of 5,800,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $2.50 per share (the “Common Stock Offering”). Pursuant to the first underwriting agreement, the Underwriter has agreed to purchase common stock from us at a price of $2.35 per share. We also have granted the Underwriter a 30-day option to purchase up to an additional 15% of the shares of common stock sold in the Common Stock Offering to cover over-allotments, if any.

The second underwriting agreement relates to the public offering and sale of 220,000 shares of our Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series A Stock”), at a price to the public of $25 per share (the “Series A Offering”). Pursuant to the second underwriting agreement, the Underwriter has agreed to purchase these securities from us at a price of $ 23.50 per share.

The rights, preferences and privileges of the Series A Stock are set forth in a Certificate of Designation of Series A Non-Voting Convertible Preferred Stock, a form of which is attached as Exhibit 4.14 and is incorporated herein by reference. Each share of Series A Stock is convertible into 10 shares of our common stock at any time at the holder’s option. However, the holder will be prohibited from converting Series A Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.98% of the total number of shares of our common stock then issued and outstanding. In the event of our liquidation, dissolution, or winding up, holders of the Series A Stock will receive a payment equal to $0.001 per share of Series A Stock before any proceeds are distributed to the holders of common stock. Shares of the Series A Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors, and will rank:

•	senior to all common stock;

•	senior to any class or series of capital stock hereafter created specifically by its terms junior to the Series A Stock;

•	on parity with the Company’s Series A Preferred Stock and any class or series of capital stock hereafter created specifically ranking by its terms on parity with the Series A Stock; and

•	junior to any class or series of capital stock hereafter created specifically ranking by its terms senior to the Series A Stock.

in each case, as to distributions of assets upon the Company’s liquidation, dissolution or winding up whether voluntarily or involuntarily.

Each of the Common Stock Offering and the Series A Offering is being made pursuant to our effective shelf registration statement on Form S-3 (Registration No. 333-179259). Each of the offerings is being conducted as a separate public offering by means of separate prospectus supplements.

The sale of shares of Common Stock and Series A is expected to close on February 4, 2013. Each underwriting agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations for us and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. Subject to certain exceptions, we and all of our directors and executive officers also agreed to not sell or transfer any shares of our common stock for 90 days after January 30, 2013 without first obtaining the consent of William Blair & Company, L.L.C.

A copy of the underwriting agreement relating to the Common Stock Offering is attached hereto as Exhibit 1.5 and is incorporated herein by reference. A copy of the underwriting agreement relating to the Series A Offering is attached hereto as Exhibit 1.6 and is incorporated herein by reference. The foregoing descriptions of the terms of the underwriting agreements, and the rights, preferences and privileges of the Series A, are qualified in their entirety by reference to such exhibits. A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the legality of the issuance and sale of the shares in these offerings is attached as Exhibit 5.1 hereto.

Item 8.01. Other Events.

On January 30, 2013, we issued a press release announcing the entry into the definitive agreements described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.5	Underwriting Agreement, dated January 30, 2013, by and between Ventrus Biosciences, Inc. and William Blair & Company, L.L.C.

1.6	Underwriting Agreement, dated January 30, 2013, by and between Ventrus Biosciences, Inc. and William Blair & Company, L.L.C.

4.14	Form of Certificate of Designation of Series A Non-Voting Convertible
Preferred Stock of Ventrus Biosciences, Inc.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

23.1	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).

99.1	Press release dated January 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

Date: January 30, 2013	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer